THIRD AMENDMENT TO
HIGHLANDS REIT, INC.
2016 INCENTIVE AWARD PLAN

THIS THIRD AMENDMENT TO THE HIGHLANDS REIT, INC. 2016 INCENTIVE AWARD PLAN (this “Third Amendment”), dated as of December 15, 2025, is made and adopted by the Board of Directors (the “Board”) of Highlands REIT, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the Company maintains the Highlands REIT, Inc. 2016 Incentive Award Plan, as amended by the First Amendment on May 9, 2016 and the Second Amendment on August 12, 2021 (as so amended, the “Plan”);

WHEREAS, pursuant to Section 11.1(a) of the Plan, the Plan may be wholly or partially amended at any time or from time to time by the Board; and

WHEREAS, the Board desires to amend the Plan as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth herein.

AMENDMENT

1.Paragraph (a) of Section 3.1 of the Plan is hereby amended and restated in its entirety as follows:

“Subject to Section 3.1(b) and Section 11.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 150,000,000 (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 150,000,000 Shares.”

2.This Third Amendment shall be and is hereby incorporated in and forms a part of the Plan.

3.Except as expressly provided herein, all terms and provisions of the Plan shall remain in full force and effect.
[Signature page follows]

I hereby certify that the foregoing Third Amendment was duly adopted by the Board of Directors of Highlands REIT, Inc. on December 15, 2025.

Executed on this 15th day of December, 2025.

/s/ ROBERT J. LANGE
Robert J. Lange
President and Chief Executive Officer